Exhibit 99.1

IsoRay Announces Entry into Employment Agreement with Lori A. Woods as Interim CEO

No Change Expected to Recent Strategic Initiatives that Continue to Build Momentum

RICHLAND, Wash., June 19, 2018 – IsoRay, Inc. (NYSE American: ISR) (the “Company”), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, is pleased to announce that it has entered into a one-year employment contract with Lori A. Woods, as Interim Chief Executive Officer and as a Director on the Company’s Board of Directors. Lori Woods was appointed Interim CEO and as a director effective as of June 4, 2018.

Chairman of the Board Mick McCormick stated, “The Board and employees have high confidence in Lori Woods that has been built through the years that she has served at IsoRay. Although she is currently serving as CEO on an interim basis, we believe that Ms. Woods’ experience and credibility in the industry and recognized leadership skills with the management team will maintain the momentum the Company has established of improving revenues over the past five quarters. As part of her employment agreement, the Company has issued Ms. Woods options which have no vesting exercisable within the initial six-month period as the Board wants to align her performance over the next six-month period with the interests of our shareholders.”

Lori Woods, Interim Chief Executive Officer said, “I thank the Board for the opportunity to lead IsoRay at this exciting time and look forward to continuing and expanding the many programs that have been put in place to propel growth over the past two years. This includes the upcoming FDA decision on the use of GammaTile for brain cancer, the development of the Build Blu disposable loader for prostate brachytherapy procedures, and the momentum that is continuing to build in the sales pipeline. We believe that the investments that have been made in our two-pronged growth strategy that targets the prostate brachytherapy market through investment and support for the industry while also promoting development of new surgical applications are beginning to pay off, as evidenced by the year-over-year revenue increases of the past five quarters. Everyone at IsoRay remains keenly focused on achieving our goals and I’m confident in our ability to do so.”

Lori Woods has over 30 years’ experience in medical device technology and healthcare services, having served in numerous senior capacities, and is particularly well-known and respected in the brachytherapy community. Ms. Woods returns to IsoRay after previously serving as Vice President from 2006 to February 2008 at which time she was appointed Acting Chief Operating Officer before her appointment to Chief Operating Officer in February 2009, a position which she held until January 2010. During her previous engagement with the Company, Ms. Woods played an instrumental role in streamlining manufacturing operations, reducing supply costs and establishing initial reimbursement rates for Cesium-131. She also initiated a clinical research department to ensure that the Company was continually working to leverage maturing clinical data through peer-reviewed publications, podium presentations, clinical advisory boards, physician training and other company-sponsored initiatives. In addition, she was involved in working with institutional investors on a $20 million capital raise for IsoRay. Beginning in February 2016, and continuing until her appointment as Interim CEO, Ms. Woods served as a senior consultant to IsoRay.

Most recently, Ms. Woods was a Principal of Medvio, LLC, a medical device consulting company focused on the urology and oncology space. During her time at Medvio, she worked with large public and international medical device companies, supporting the approval process and distribution of products in diverse international markets. Further, she worked with various partners to develop proprietary technologies for the colo-rectal and liver treatment markets. Previously, Ms. Woods served as Chief Executive Officer of Pro-Qura, Inc., a privately-owned cancer treatment management company focused on the quality delivery of brachytherapy treatments for prostate cancer. She has also served as the Director of Business Development for the Tumor Institute Radiation Oncology Group and the Seattle Prostate Institute (SPI) in Seattle, WA. SPI was an early innovator in prostate brachytherapy treatments and assisted in the training of more than 2,000 physicians in the use of prostate brachytherapy. During that time, Ms. Woods worked to secure long-term, independent reimbursement for brachytherapy seeds and coverage from CMS and private carriers. Ms. Woods earned a Bachelor of Science degree in Business Administration – Marketing and Communications from Loma Linda University, CA.

As part of the Board’s annual compensation assessment of management, the Board of Directors has issued 250,000 common stock options to Ms. Woods in addition to her annual salary of $315,612 as Interim CEO.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: whether Ms. Woods will assist with our growth and whether our revenue will continue to increase and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as the FDA’s decision on the use of GammaTile for brain cancer, the development of the Build Blu disposable loader for prostate brachytherapy procedures, physician acceptance, training and use of our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, changes in laws and regulations applicable to our products, the use of competitors’ products in lieu of our products, whether Ms. Woods performs as anticipated in the role of interim CEO, and other risks detailed from time to time in IsoRay’s reports filed with the U.S. Securities Exchange Commission. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518